North Coast Bank

                       President & Chief Executive Officer

                              Employment Agreement

        This agreement made and entered into this SIXTEENTH day of DECEMBER, 1999, between North Coast Bank, Santa Rosa, California ("the Bank") and Kathy A. Pinkard, ("Employee");

        WHEREAS, the Bank is a national bank, regulated by the Office of the Comptroller of the Currency, insured by the Federal Deposit Insurance Corporation, and located in Santa Rosa, California; and

        WHEREAS, the Bank wants to employ the Employee as President and Chief Executive Officer of the Bank; and

        WHEREAS, the parties desire to enter into this agreement setting forth the terms and conditions of the employment relationship of the Bank and the Employee;

        NOW, THEREFORE, it is agreed as follows:

A.      ESTABLISH RELATIONSHIP AND DUTIES

        1. The Bank hereby will employ Employee as President and Chief Executive Officer, to hold the title of President and Chief Executive Officer, and to perform such services and duties as the Board of Directors may, from time to time, designate during the term hereof. Subject to the terms and conditions hereof, Employee will perform such duties and exercise such authority as are customarily performed and exercised by persons holding such office, subject to the general direction of the Board of Directors of the Bank, exercised in good faith in accordance with standards of reasonable business judgment and safety and soundness within the confines of the law.

        2. Employee shall serve on the Board of Directors of the Bank subject to the terms hereof.

        3. Employee accepts such employment and shall devote her full time, attention, and efforts to the due diligent performance of her duties herein specified and as an officer and director of the Bank and will not accept employment with any other individual, corporation, partnership, governmental authority, or any other entity, or engage in any other venture for profit which the Bank may consider to be in conflict with her or its best interest or to be in competition with the Bank's business, or which may interfere in any way with Employee's performance of her duties hereunder. Any exception to this must be made by written notification and approval of the Board.

B.      TERMS OF EMPLOYMENT

        1. The initial term of employment under this Agreement shall continue for three (3) years unless such agreement is terminated pursuant to the terms hereof or by the first to occur of the conditions to be stated hereinafter. This Agreement will be automatically extended each year after the initial term unless either party gives contrary written notice to the other 90 days prior to the renewal anniversary date. The terms previously stated notwithstanding, this contract will be terminated by the occurrence of any of the following:

               a.   The death of Employee;

               b. The complete disability of Employee. "Complete disability" as used herein shall mean the inability of Employee, due to illness, accident, or other physical or mental incapacity to perform the services provided for hereunder for an aggregate of sixty days within any period of 120 consecutive days during the term hereof, provided, however that said disability shall not constitute a basis for discharge for cause;

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

               c. The discharge of Employee by the Bank for cause. "Cause" as used herein shall mean:

                    1. such negligence or misconduct as shall constitute, as a matter of law, a breach of the covenants and obligations of Employee hereunder;

                    2. failure or refusal of Employee to comply with the provisions of this agreement;

                    3. employee being convicted by any duly constituted court with competent jurisdiction of a crime involving moral turpitude;

                    4. at the discretion of the Board, this contract may be terminated if there are acts the Board feels are moral turpitude;

                    5. at the discretion of the Board for failure to perform at acceptable levels of deposit growth or asset growth and other performance standards including safety and soundness measures as determined by the Board.

        Termination of employment shall constitute a tender by Employee of her resignation as an officer and director of the Bank. In the event of termination, the Employee is entitled to severance pay equal to one month's pay for each year employed by the Bank up to six month's salary.

C.      COMPENSATION

        1. For all services which Employee may render to the Bank during the term hereof, the Bank shall pay to Employee, subject to such deductions as may be required by law:

               a. BASE SALARY - An annual salary of $104,500 payable in equal bimonthly installments and subject to such deductions as may be required by law, for the first 12 months. Thereafter, annual performance reviews will be completed during the month of December each year, for a January 1 effective date during the term of this Agreement. With the performance evaluation, the Board will determine the annual salary to be effective January 1 of each year during the term of the Agreement. The Board has sole discretion as to the amount of the CEO's compensation.

               b. PERFORMANCE BONUS - Each year, a performance bonus, ranging from 0% to 50% of CEO's annual base salary will be awarded, based upon mutually agreed upon goals. The Board has sole discretion as to the goals of the bonus program.

D.      OTHER BENEFITS

        1. The Employee shall be entitled to participate in any plan of the Bank relating to stock options, stock purchases, profit sharing, thrift, group life insurance, medical coverage, education, or other bonus, retirement or employee benefits that the Bank may adopt for the benefit of its employees.

        2. Employee shall be entitled to an annual vacation of four (4) weeks per year. The Employee shall schedule timing of vacations in a reasonable manner.

        3. Employee shall be eligible to participate in any other benefits, which may be or become applicable to the Bank's executive officers. Employee shall be reimbursed for mileage associated with the business of the Bank at the then current reimbursable rate allowed by the IRS. Employer agrees the payment of reasonable expenses for attending annual and periodic meetings of trade associations, and any other benefits, which are commensurate with the responsibilities and functions to be performed by the Employee under this Agreement.

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

E.      CHANGE OF CONTROL

        1.     If during the term of the Agreement there is a change of control
               (COC) of the Bank, the Employee shall be entitled to termination or severance pay in the event employment is terminated, except for just cause as defined in Section B, paragraph c, after the change in control. In the event the Employee is terminated as a result of the COC, the Employee shall be entitled to receive her salary through the last day of the calendar month of the termination, or payment in lieu of the notice period. In addition, the terminated Employee shall receive an amount equal to 2 (two) times her then existing annual base salary. This payment shall also be made in connection with, or within 3 years after, a change in control of the Bank results in termination of employment of Employee. This payment shall be in addition to any amount otherwise owed to the Employee pursuant to this Agreement. This Agreement will be automatically extended each year after the initial term unless either party gives contrary written notice to the other 90 days prior to the renewal anniversary date.

               The term "control" shall refer to the acquisition of 25 percent or more of the voting securities of the Bank by any person, or persons acting as a group within the meaning of Section 13(d) of the Securities Exchange Act of 1934, or to such acquisition of a percentage between 10 percent and 25 percent if the Board of Directors of the Bank or the Comptroller of the Currency, the FDIC, or the Federal Reserve Bank have made a determination that such acquisition constitutes or will constitute control of the Bank. The term "person" refers to an individual, corporation, bank, bank holding company, or other entity.

        2. The following items are automatically considered due and payable in the event that a change of control occurs:

               a. Non-forfeitable deferred compensation shall be paid out in full.

               b. All earned compensation relative to the terms and conditions of a bonus program in place at the time of the COC shall be considered due and payable.

               c. In the event that the Employee is a participant in a restricted stock plan, or share option plan, and such plan is terminated involuntarily as a result of the COC, all stock and options shall be declared 100% vested, and distributed.

F.      POST TERMINATION COVENANTS

        1. If during the term hereof Employee shall cease employment hereunder for any reason other than a change of control, employee agrees that she will not, without prior written consent of the
               Bank:

               a. furnish anyone with the name of, or any list or lists of, customers of the Bank or utilize such list or information himself for banking purposes; or


               b. furnish, use or divulge to anyone any information acquired by him from the Bank relating to the Bank's methods of doing business.

        2. It is understood and agreed by the parties hereto that the provisions of this section are independent of each other, and the invalidity of any such provision or portion thereof shall not affect the validity or enforceability of any other provisions of this agreement.

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

G.      WAIVER OF PROVISIONS

        Failure of any of the parties to insist, in one or more instances, on performance by the others in strict accordance with the terms and conditions of this agreement shall not be deemed a waiver or relinquishment of any right granted hereunder of the future performance of any such term or condition or of any other term or condition of this agreement, unless such waiver is contained in writing signed by or on behalf of all parties.

H.      GOVERNING LAW

        This agreement shall be governed by and construed and enforced in accordance with the laws of the State of California. If for any reason any provision of this agreement shall be held by a court of competent jurisdiction to be void or unenforceable, the same shall not affect the remaining provisions thereof.

I.      MODIFICATION AND AMENDMENT

        This agreement contains the sole and entire agreement among the parties hereto and supersedes all prior discussions and agreements among the parties, and any such prior agreements shall, from and after the date hereof, be null and void. This agreement shall not be modified or amended except by an instrument in writing signed by or on behalf of the parties hereto.

J.      NON-ASSIGNABLE CONTRACT

        This agreement may not be assigned or transferred by any party hereto, in whole or in part, without the prior written consent of the other.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the year and date shown below.

Employee:


--------------------------------                            --------------------
Kathy Pinkard, President & CEO                              Date
North Coast Bank



-----------------------------------                         --------------------
M. Edgar Deas, Chairman of the Board                        Date
North Coast Bank

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


                                North Coast Bank
                       President & Chief Executive Officer
                              Employment Agreement
                                    Addendum

         This is an addendum to the Employment Agreement made and entered into on the SIXTEENTH day of DECEMBER, 1999, between North Coast Bank, Santa Rosa, California ("the Bank") and Kathy A. Pinkard, ("Employee") as follows:

         If all or any portion of the amounts payable to Employee pursuant to paragraph E - Change of Control alone or together with other payments which Employee has the right to receive from Employer, constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), that are subject to the excise tax imposed by
Section 4999 of the Code (or similar tax and/or assessment), such amounts payable hereunder shall be reduced to the extent necessary, after first applying any similar reduction in payment to be received from any other plan or program sponsored by Employer from which Employee has a right to receive payment subject to Sections 280G and 4999 of the Code, including without limitation any Salary Continuation Agreement made between Employer and Employee, so as to cause a reduction of any excise tax pursuant to Section 4999 of the Code to equal "zero".



Employee:


------------------------------------                        --------------------
Kathy Pinkard, President & CEO                              Date
North Coast Bank

------------------------------------                        --------------------
M. Edgar Deas, Chairman of the Board                        Date
North Coast Bank

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